Exhibit 4.2

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 18th day of June, 2021, by and between LegalZoom.com, Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and collectively, the “Investors” and, solely for purposes of Section 6 and Section 7.7 hereof, the Senior Executive Stockholders (as defined below).

RECITALS

WHEREAS, certain Investors purchased shares of the Company’s Common Stock pursuant to that certain Common Stock Purchase Agreement, dated as of August 24, 2018, by and between the Company and the other parties thereto (the “Purchase Agreement”);

WHEREAS, the obligations in the Purchase Agreement were conditioned upon the execution and delivery of the Third Amended and Restated Investors’ Rights Agreement, dated October 23, 2018 (the “Prior Agreement”), by and between the Company, each of the investors listed on Schedule A thereto, and, solely for purposes of Section 6 and Section 7.7 thereof, the Senior Executive Stockholders (as defined in the Prior Agreement);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement); and

WHEREAS, the Existing Investors, as holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement), and the Company desire to amend and restate the Prior Agreement as set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement:

1.1 The term “Affiliate” shall mean with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund or other private investment fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

1.2 The term “Board” shall mean the Board of Directors of the Company.

1.3 The term “Certificate of Incorporation” shall mean the Fourth Amended and Restated Certificate of Incorporation of the Company, dated as of October 29, 2018, as it may be further amended from time to time.

1.4 The term “Change of Control” shall mean, regardless of form thereof, (1) the dissolution or liquidation of the Company, (2) the sale or exclusive license of all or substantially all of the assets of the Company on a consolidated basis to a person or entity which is not an affiliate of the Company, (3) a merger, reorganization or consolidation in which the outstanding shares of Company’s capital stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (4) the sale of all or substantially all of the outstanding stock of the Company to a person or entity which is not an affiliate of the Company.

1.5 The term “Common Stock” shall mean shares of the Company’s common stock, par value $0.001 per share.

1.6 The term “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

1.7 The term “Cross Creek” shall mean, collectively, Cross Creek Partners V, L.P., Cross Creek Capital II, L.P. and Cross Creek Capital Partners IV, L.P.

1.8 The term “Demand Investor” shall mean any of (i) the Permira Investor, (ii) FP and (iii) GPI, each so long as they, collectively with their permitted transferees, hold at least 1,192,748 shares of Registrable Securities (subject to appropriate to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares).

1.9 The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10 The term “Exempt Transfer” shall mean: (i) in the case of a Holder that is an entity, a transfer by such Holder to its stockholders, affiliates, members, partners or other equity holders or (ii) in the case of a Holder that is a natural person, a transfer by such Holder, either during his or her lifetime or on death by will or intestacy to his or her siblings, children, grandchildren or spouse (or any other relatives approved by the Board), or any custodian or trustee for the account of a Holder or a Holder’s siblings, children, grandchildren or spouse.

1.11 The term “Equity Securities” shall mean (i) any capital stock, or other share capital, (ii) any securities, directly or indirectly, convertible into or exchangeable for any capital stock, shares, or other share capital or containing any profit participation features, (iii) any subscriptions, calls, puts, commitments, warrants, rights or options, directly or indirectly, to subscribe for or to purchase any capital stock, or other share capital or securities containing any profit participation features or, directly or indirectly, to subscribe for or to purchase any securities, directly or indirectly, convertible into, exercisable or exchangeable for any capital stock, or other share capital or securities, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

1.12 The term “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.13 The term “FP” shall mean collectively FPLZ I, L.P. and FPLZ II, L.P.

1.14 The term “FT” shall mean collectively Franklin Strategic Series – Franklin Small Cap Growth Fund, the Franklin Strategic Series – Franklin Growth Opportunities Fund and Franklin Templeton Investment Funds – Franklin U.S. Opportunities Fund.

1.15 The term “GAAP” shall mean generally accepted accounting principles.

1.16 The term “GPI” shall mean GPI Capital Gemini Holdco LP.

1.17 The term “Holder” shall mean any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 hereof.

1.18 The term “Immediate Family Member” shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

1.19 The term “Initiating Holder” shall have the definition attributed to it in Section 2.1(a).

1.20 The term “Institutional Investors” shall mean, collectively, the Permira Investor, Institutional Venture Partners XIII, L.P. (“IVP”), KPCB Holdings, Inc., as Nominee (“KPCB”), FP, GPI, Neuberger, FT, TCV, TA Associates, WCP and Cross Creek.

1.21 The term “Investor Nominees” shall mean those four (4) members of the Board initially designated by the holders of Series A Preferred Stock, subject to and in accordance with the Certificate of Incorporation, the Voting Agreement and that certain letter agreement by and between LucasZoom, LLC, the Company, GPI and FP, dated as of July 20, 2018 (the “Side Letter”).

1.22 The term “IPO” shall mean the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.23 The term “Major Investor” shall mean any Institutional Investor or its permitted transferees who collectively hold at least 1,192,748 shares of Registrable Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares).

1.24 The term “Monitoring Agreement” shall mean that certain Monitoring Fee Agreement, dated as of January 29, 2014, by and among Purchaser and the Company.

1.25 The term “Neuberger” shall mean, collectively, Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund, Neuberger Berman Equity, Funds, Neuberger Berman Guardian Fund, Neuberger Berman Equity Funds, Neuberger Berman Focus Fund, NB All Cap Alpha Master Fund Ltd and Ask America, LLC.

1.26 The term “New Investors” shall mean collectively GPI, FP, Neuberger, FT, TCV, TA Associates, WCP, and Cross Creek and their permitted transferees.

1.27 The term “New Securities” shall mean Equity Securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said Equity Securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said Equity Securities (collectively “New Securities”).

1.28 The term “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

1.29 The term “Permira Investor” shall mean any of LucasZoom, LLC, a Delaware limited liability company, Permira Advisers LLC, a New York limited liability company, and their respective Affiliates, together with their permitted transferees. For the avoidance of doubt, the term “Investor” shall include the Permira Investor and the New Investors.

1.30 The term “Qualified Public Offering” shall mean the Company’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock (i) with respect to which the Company receives aggregate gross proceeds attributable to sales for the account of the Company of not less than $100 million, and (ii) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq Global Market.

1.31 The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.32 The term “Registrable Securities” shall mean (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock and (ii) any Common Stock of the Company (A) held by the Investors or (B) that is issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.33 The term “Registrable Securities then outstanding” shall mean the number of shares determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or Convertible Securities which are, Registrable Securities.

1.34 The term “Requisite Registrations” shall mean four (4) registrations by any of the Demand Investors, provided, that such registrations shall include at least two (2) registrations by the Permira Investor, one (1) registration by FP and one (1) registration by GPI, in each case so long as such holder is a Demand Investor.

1.35 The term “ROFO Investor” shall mean each of the Investors, as well as each other holder of shares of Common Stock or Series A Preferred Stock who has signed a signature page to this Agreement or a joinder agreement agreeing to be bound by the terms of this Agreement.

1.36 The term “SEC” shall mean the Securities and Exchange Commission.

1.37 The term “SEC Rule 144” shall mean Rule 144 promulgated by the SEC under the Securities Act.

1.38 The term “SEC Rule 145” shall mean Rule 145 promulgated by the SEC under the Securities Act.

1.39 The term “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.40 The term “Senior Executive Stockholders” shall mean John Suh, Peter Oey and Frank Monestere; provided, that in the event a Senior Executive Stockholder is no longer employed by the Company or its subsidiaries for any reason, the Senior Executive Stockholder shall no longer be bound by Section 6 upon the later of (i) the one (1) year anniversary of the date hereof and (ii) the date of such termination.

1.41 The term “Series A Preferred Stock” shall mean shares of the Series A Convertible Preferred Stock, par value $0.001 per share.

1.42 The term “TA Associates” shall mean, collectively, TA XII-A, L.P., TA XII-B, L.P. and TA Investors XII, L.P.

1.43 The term “TCV” shall mean, collectively, TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P., TCV Member Fund, L.P. and TCV IX (A) Opportunities, L.P.

1.44 The term “Transaction Documents” shall mean, collectively, the Purchase Agreement, the Voting Agreement, the Amended and Restated Right of First Refusal and Co-Sale Agreement, the Certificate of Incorporation, the Side Letter and this Agreement.

1.45 The term “Violation” shall mean losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

1.46 The term “Voting Agreement” shall mean the Fourth Amended and Restated Voting Agreement, dated as of October 23, 2018, by and among the Company and the parties thereto.

1.47 The term “WCP” shall mean WCP Holdings IV, L.P.

2. Registration Rights. The Company and the Holders covenant and agree as follows:

2.1 Request for Registration.

(a) Following the Company’s IPO, if the Company shall receive at any time a written request from any Demand Investor holding Registrable Securities (the “Initiating Holder”), that the Company file a registration statement under the Securities Act for a public offering with an anticipated aggregate offering price in excess of $25,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders, who shall then have ten (10) days to notify the Company in writing of their desire to be included in such registration, subject to the limitations of this Section 2.1, effect, as soon as practicable, and in any event within sixty (60) days of the receipt of such request, confidentially submit or file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered and thereafter use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after such request.

(b)

If the Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to subsection 2.1(a) and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by the Initiating Holder subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. If a person who has requested inclusion in such registration as provided in Section 2.1(a) does not agree to the terms of any such underwriting, such person shall withdraw therefrom by written notice to the Company and the underwriterdelivered prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1 or Section 2.3, if, in good faith, the underwriter advises the Initiating Holder and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated first to the Initiating Holder on a pro rata basis based on the number of Registrable Securities held by such Initiating Holder or in such other proportion as shall be agreed by the Initiating Holder, and then among all Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (excluding the Initiating Holder) or in such other proportion as shall be expressly and unanimously agreed by the Initiating Holder and all other holders of Registrable Securities participating in the underwriting; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company not included in the request by the Initiating Holder are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. For purposes of the provision in this Section 2.1(b) concerning apportionment as it relates to demand registrations under Section 2.1 or Underwritten Shelf Takedowns under Section 2.3, for any Holder that is a partnership, limited liability company, or corporation, the partners, retired partners, members, retired members, stockholders, and Affiliates of such Holder, or the estates and immediate family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Holder”, and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “Holder,” as defined in this sentence.

(c)	The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

(i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

(ii) After the Company has effected the Requisite Registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective and pursuant to which securities have been sold (other than if the Holders elected not to sell securities pursuant to such registration);

(iii) If the Initiating Holder proposes to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3 below;

(iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holder (a “Demand Suspension Period”); provided, however, that the Company may not utilize this right more than two (2) times in any twelve (12)-month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered (any such registration statement, a “Special Registration Statement”); or

(v) during a Demand Suspension Period.

(d) A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holder withdraws its request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Investors with Registrable Securities after the date on which such registration was requested) and elects not to pay the registration expenses therefor pursuant to Section 2.5). A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 2.2(a), cause to be registered under the Securities Act, all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, the Company and the underwriter may in their discretion limit the number of shares to be underwritten, in which case the number of shares to be underwritten shall be allocated first to the Company, and then to any participating Demand Investors on a pro rata basis based on the total number of Registrable Securities held by such participating Demand Investors, and then to the other participating Holders on a pro rata basis based on the total number of Registrable Securities held by such participating Holders on a pro rata basis based on the total number of Registrable Securities held by the such Holders; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Company’s IPO and such registration does not include shares of any other selling stockholder, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, Affiliates of such Holder, partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “Holder,” as defined in this sentence.

2.3 Form S-3 Registration; Underwritten Shelf Takedowns. In case the Company shall receive from any Holder of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement pursuant to Rule 415 under the Securities Act (each a “Shelf Registration Statement”) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than seven million five hundred thousand dollars ($7,500,000);

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than forty-five (45) days after receipt of the request of the Holder or Holders under this Section 2.3 (a “Shelf Suspension Period”); provided, however, that the Company shall not utilize this right more than two (2) times in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such forty-five (45) day period (in each case other than pursuant to a Special Registration Statement);

(iv) during a Shelf Suspension Period; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Shelf Registration Statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable, and in any event within sixty (60) days, after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

(d) At any time during which a Shelf Registration Statement on Form S-3 is effective under the Securities Act (or, in the event that the Company is a WKSI (as defined below), at any time that a Shelf Registration Statement that will be automatically effective upon filing is requested in accordance with Section 2.3), any Initiating Holder may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf Registration Statement on Form S-3 (each, an “Underwritten Shelf Takedown”). All requests by Holders for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Demand Shelf Takedown Notice”), which notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and whether such offering will be a non-marketed block trade. Within ten (10) Business Days after receipt of any Demand Shelf Takedown Notice (or two (2) Business Days in the event the Demand Shelf Takedown Notice requests a non-marketed block trade), the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders which have Registrable Securities included on such Shelf Registration Statement on Form S-3 (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.3(f) below, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein (which requests shall be revocable only with the consent of the Permira Investor or, if the Permira Investor is not participating in such Underwritten Shelf Takedown, by the participating Initiating Holder) within three (3) Business Days after sending the Company Shelf Takedown Notice (or such earlier time at which all Holders that have Registrable Securities included on such Shelf Registration Statement have provided responses to the Company Shelf Takedown Notice). So long as a Shelf Registration Statement is effective, no Holder may request any demand registration pursuant to Section 2.1 with respect to Registrable Securities that are registered on such Shelf Registration Statement. Subject to the provisions of Section 2.3(f) below, the Demand Investors shall be entitled to an unlimited number of Underwritten Shelf Takedowns; provided, however, that each Underwritten Shelf Takedown shall count against the number of demand registrations for purposes of the Company’s obligation pursuant to Section 2.1(c)(i) to effect no more than four (4) demand registrations at the request of the Demand Investors.

(e) All Holders proposing to include their Registrable Securities in an Underwritten Shelf Takedown shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holder (which underwriter or underwriters, in each case, shall be reasonably acceptable to the Company). The right of any Holder to include its Registrable Securities shall be conditioned upon such Holder’s participation in such underwriting on the terms and conditions (including with respect to the price at which the Registrable Securities included therein will be sold to the underwriter or underwriters) as agreed upon by the Initiating Holder, and the underwriter or underwriters of such underwriting (unless otherwise mutually agreed by such Holder and the Initiating Holder). If a person who has requested inclusion in such Underwritten Shelf Takedown as provided in Section 2.3(d) does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter(s) or the Initiating Holder, as applicable.

(f) The Company shall not be obligated to effect any Underwritten Shelf Takedown pursuant to this Section 2.3:

(i) if the Company is not then eligible to use Form S-3 under the Securities Act;

(ii) if the Initiating Holder, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Shelf Takedown, propose to sell Registrable Securities in the Underwritten Shelf Takedown at an aggregate price to the public (before deduction of underwriting discounts and commissions and any Registration Expenses payable by such Holders) of less than twenty-five million dollars ($25,000,000);

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such Underwritten Shelf Offering to be effected because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, in which event the Company shall have the right to defer the Underwritten Shelf Takedown for a period of not more than forty-five (45) days (a “Takedown Suspension Period”) after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company shall not utilize this right more than two (2) times in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (in each case other than pursuant to a Special Registration Statement); or

(iv) during a Takedown Suspension Period.

2.4 Furnish Information. Each Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5 Expenses of Registration. Except as specifically provided herein, (i) all Registration Expenses (inclusive of one counsel, which counsel shall be reasonably acceptable to all participating Holders, to the Holders and exclusive of underwriting discounts and selling commissions, stock transfer taxes, and fees of accountants for the Holders and additional counsel to the Holders) incurred in connection with any registration, qualification or compliance pursuant to Sections 2.1, 2.2 or 2.3 herein shall be borne by the Company, and (ii) all other Registration

Expenses, including underwriting discounts and selling commissions and stock transfer taxes, as well as other Holder expenses, including fees of accountants and all other counsel to the Holders, incurred in connection with any registration, offering, qualification or compliance (including in connection with an Underwritten Shelf Takedown) shall be borne by the applicable Holders. All underwriting discounts and selling commissions incurred in connection with any registrations hereunder shall be borne by the Holders of the securities so registered and sold pro rata on the basis of the number of shares so registered and sold. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the applicable Initiating Holder unless (a) the withdrawal is based upon material adverse Company-specific information of which such Initiating Holder was not aware at the time of such request, or (b) the Initiating Holder agrees to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.1(c)(i) to undertake any subsequent registration, in which event such right shall be forfeited by such Initiating Holder. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration or offering in proportion to the number of shares for which registration or sale was requested.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, including to effect an Underwritten Shelf Takedown, the Company shall, at its sole expense and as expeditiously as reasonably possible:

(a) prepare and confidentially submit or file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Initiating Holder, or, if there is no Initiating Holder, the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended to a period of one (1) year. Before filing a registration statement, the Company will furnish the Holders of Registrable Securities covered by such registration statement, the underwriters, if any, and any attorney, accountant or other agent retained by any such Holders of Registrable Securities or underwriters copies of all such documents proposed to be filed, which documents will be subject to reasonable review and comment of such Holders, their counsel and underwriters, if any, and will not file any registration statement to which the Holders of at least a majority of the Registrable Securities covered by such registration statement or the underwriter, if any, shall, for reasonable reasons, object.

(b) prepare and confidentially submit or file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective or comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) furnish to the Holders, without charge, such number of copies of a prospectus including a preliminary prospectus, and any amendment of or supplement to the prospectus or any issuer free writing prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders to keep such registration and qualification in effect for so long as the registration statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Except as otherwise provided herein, each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed.

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(h) (i) use its reasonable best efforts to furnish, if such securities are being sold through underwriters, (A) an opinion, dated the date that such Registrable Securities are delivered to the underwriters for sale, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (B) letters, dated the date of the underwriting agreement relating to the sale of such Registrable Securities and the date that such Registrable Securities are delivered to the underwriters for sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) in connection with any underwritten public offering of Registrable Securities, only upon the reasonable request of the managing underwriters for such offering, agree to, and cause its directors and executive officers to enter into, a lock-up provision in an underwriting agreement or lock-up agreements, as applicable, in each case in customary form and substance, with a lock-up period no greater than ninety (90) days following the execution of the underwriting agreement relating to such underwritten public offering, and with customary exceptions.

(i) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing. The Company will use reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing.

(j) comply (and continue to comply) with all applicable rules and regulations of the SEC (including, without limitation, maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) in accordance with the Exchange Act), and make generally available to its security holders, as soon as reasonably practicable after the effective date of the registration statement (and in any event within forty-five (45) days, or ninety (90) days if it is a fiscal year, after the end of such twelve-month (12) period described hereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

(l) use commercially reasonable efforts to make available its employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering.

(m) use its reasonable best efforts to prevent the entry of any order suspending the effectiveness of the registration statement and, in the event of the issuance of any such stop order, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any security included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to obtain the withdrawal of such order at the earliest possible time.

To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any demand registration request is submitted to the Company pursuant to Section 2.3 above, and such demand registration request requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3, the Company shall file an automatic shelf registration statement which covers those Registrable Securities which are requested to be registered. The Company shall use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the automatic shelf registration statement has been outstanding for at least three (3) years, at the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If, at any time when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

If the Company files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.1, 2.2 or 2.3:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 2.8(b) exceed the lesser of (i) that proportion of the total of such losses, claims, damages, liabilities or actions indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (ii) the amount equal to the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if, and only to the extent, materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such holder pursuant to Section 2.8(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of willful fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

After the occurrence of the first underwritten public offering of Common Stock of the Company pursuant to an offering registered under the Securities Act on Form S-1 or Form SB-1 (or any comparable successor forms), subject to the limitations on transfers imposed by this Agreement, the Company shall use its reasonable best efforts to facilitate and expedite transfers of Registrable Securities pursuant to SEC Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii), after such assignment or transfer, holds at least 381,400 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations); provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this

Agreement, including without limitation the provisions of Section 2.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferee or assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (ii) that is an Affiliate of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, (iii) who is a Holder’s Immediate Family Member, or (iv) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, shall be aggregated together and with those of the assigning Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement , unless, under the terms of such agreement, such rights are subordinate in all respects to the rights of the Holders.

2.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days (or such shorter period as set forth in the lock-up agreement used in the IPO) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of this Section 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 2.14 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.13 Termination of Registration Rights. The rights set forth in this Section 2 shall terminate (i) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation as of the date hereof and (ii) as to any Holder on the date such Holder, together with its, his or her permitted transferees, Affiliates and co-investors, beneficially owns less than one percent (1%) of the outstanding shares of Common Stock and all such securities held by such Holder are eligible for sale by such Holder free of any volume limitation under SEC Rule 144. Upon such termination, such shares shall cease to be “Registrable Securities” for all purposes.

3. Information Rights.

3.1 Delivery of Financial Statements. So long as such Investor is a Major Investor, the Company shall deliver to (i) each of the Permira Investor, IVP, KPCB, GPI and FP and (ii) FT, Neuberger, TCV, TA Associates, WCP, and Cross Creek only with respect to the financial statements in Subsections (a) and (b) of this Section 3.1 (each, an “Information Rights Party”):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a balance sheet and income statement as of the last day of such year, a statement of stockholders’ equity and cash flows for such year and a comparison between the actual figures for such year, the comparable figures for the prior year and the comparable figures included in the Budget (as defined below) for such year, with an explanation of any material differences between them and a schedule as to the sources and applications of funds for such year, such yearend financial reports to be in reasonable detail, prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto which may be required in accordance with GAAP), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of stockholders’ equity and cash flows as of the end of such fiscal quarter;

(c) as soon as practicable, but in any event with forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors with Registrable Securities to calculate its percentage equity ownership in the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(d) as soon as practicable, but in any event within thirty (30) days following the end of each month, an unaudited income statement, statement of stockholders’ equity and cash flows, and an unaudited profit or loss statement;

(e) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(f) with respect to the financial statements called for in Subsections (a), (b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer and President or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year-end audit adjustment;

(g) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as an Information Rights Party may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Subsection (g) or any other subsection of Section 3.1 to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) would adversely affect the attorney-client privilege between the Company and its counsel;

(h) if for any period the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries;

(i) promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries; and

(j) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any.

3.2 Inspection. The Company shall permit each Information Rights Party and such persons as each Information Rights Party may designate, at each of such Information Rights Party’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with each such Information Rights Party and such designees, as applicable, such affairs, finances and accounts) all at such reasonable times as may be reasonably requested by each Information Rights Party; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information or would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information and Inspection Covenants. The covenants set forth in Section 3.1 and Section 3.2 shall terminate as to the each Information Rights Party and be of no further force or effect immediately prior to the consummation of the sale of shares of Common Stock in the Company’s Qualified Public Offering.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose or divulge any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective investor of any Registrable Securities from such Investor as long as such prospective investor agrees to be bound by the provisions of this Section 3.4, (c) to any Affiliate, partner (including, without limitation, any existing or prospective limited partner), member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, or (d) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that the Investors are in the business of venture capital and other direct investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

4. Right of First Offer.

4.1 Right of First Offer. Subject to the terms and conditions specified in this Section 4.1, and applicable securities laws, in the event the Company proposes to offer, issue or sell any New Securities, the Company shall first make an offering of such New Securities to each ROFO Investor in accordance with the following provisions of this Section 4.1. A ROFO Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and Affiliates in such proportions as it deems appropriate.

(a) The Company shall deliver a notice, in accordance with the provisions of Section 6.5 hereof, (the “Offer Notice”) to each of the ROFO Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Company, within ten (10) calendar days after receipt of the Offer Notice by the ROFO Investors, each of the ROFO Investors may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held, if any, by such ROFO Investor bears to the total number of shares of Common Stock of the Company then issued and outstanding (assuming full conversion and exercise of all Convertible Securities and Options). The Company shall promptly, in writing, inform each ROFO Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Investor”) of any other ROFO Investor’s failure to do likewise. During the five (5) day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities for which ROFO Investors were entitled to subscribe but which were not subscribed for by the ROFO Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Series A Preferred Stock (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held, by all Fully-Exercising Investors who wish to purchase such unsubscribed shares.

(c) To the extent that the New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 4.1(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the ROFO Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to: (i) shares of Common Stock issued or deemed issued as a dividend or distribution on Series A Preferred Stock in accordance with the Certificate of Incorporation; (ii) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Article Fourth, Section B.4(e) and Article Fourth, Section B.4(f) of the Company’s Certificate of Incorporation; (iii) up to 3,434,829 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to the Company’s 2000 Stock Option Plan, 2007 Stock Option Plan, 2010 Stock Option Plan or the 2016 Stock Incentive Plan, whether issued before or after the date hereof (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Company at cost shall not be counted toward such maximum number); (iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security, (v) shares of Common Stock issued in connection with a “public offering” that is registered under the Securities Act, (vi) shares of Common Stock issued to any Person that is not an Affiliate of any Investor or the Company or any of its subsidiaries in any direct or indirect acquisition, merger or similar transaction duly approved in accordance with the applicable Transaction Documents, or (vii) shares of Common Stock issued to any Person that is not an Affiliate of any Investor or the Company or any of its subsidiaries in a joint venture or any other strategic transaction.

(e) The right of first offer set forth in this Section 4.1 may not be assigned or transferred except that (i) such right is assignable by each ROFO Investor to any Affiliate of such ROFO Investor or (ii) such right is assignable by any ROFO Investor to any other ROFO Investor and (iii) such right is assignable to any transferee of at least 238,547 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) held by any ROFO Investor as of the date hereof, duly made in accordance with the Transaction Documents.

4.2 Termination. The provisions of this Section 4 shall terminate immediately prior to the consummation of the Company’s Qualified Public Offering.

5. Additional Covenants.

5.1 Insurance. As soon as reasonably practicable following the closing of the transactions contemplated by the Purchase Agreement the Company shall obtain, and thereafter so long as any Series A Preferred Stock remains outstanding maintain or Major Investors continue to hold shares of Common Stock, from financially sound and reputable insurers (i) Directors and Officers Errors and Omissions insurance in coverage amounts satisfactory to the Investors; (ii) property and casualty insurance in coverage amounts satisfactory to the Investors and (iii) unless otherwise determined by the Board, term “key-person” insurance in coverage amounts of at least $1,000,000 on the life of each executive officer designated as an insured executive by the Board and any other executive officer in amounts determined by the Board. Each “key person” policy shall name the Company as loss payee and neither policy shall be cancelable by the Company without prior approval of the Board, including the Investor Nominees.

5.2 Compensation of Directors. The Company shall promptly reimburse in full each Director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any Committee thereof.

5.3 Corporate Existence. The Company shall maintain its corporate existence.

5.4 By-laws. The Company shall at all times maintain provisions in its By- laws indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

5.5 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement or any other Transaction Document.

5.6 Affiliated Transactions. Any transaction between or involving the Permira Investor, Permira Advisers LLC, any funds or entities advised by Permira Advisers LLC now or in the future, or any of their respective Affiliates, on the one hand, and the Company, on the other hand, other than (i) securities issuances that are subject to Section 4 of this Agreement, (ii) transactions pursuant to the Monitoring Agreement or (iii) transactions between the Company or any of its subsidiaries, on the one hand, and any portfolio company of Affiliates of the Permira Investor on the other hand, to the extent the Company demonstrates such transaction is on an arms’ length basis and in the ordinary course of business, shall require the consent of the members of the Board appointed by the holders of Common Stock. In addition to any other approval or prior written consent required pursuant to the Transaction Documents, (i) any redemption or purchase of shares of Common Stock or Series A Preferred Stock (excluding purchases of Common Stock from employees of the Company or any subsidiary of the Company from time to time pursuant to applicable employee compensation arrangements with such employees), (ii) any distribution or dividend in respect of shares of Common Stock or Series A Preferred Stock or (iii) any payment of any fee to any holder of shares of Common Stock or Series A Preferred Stock or an affiliated management company of such holder (other than fees paid pursuant to the Monitoring Agreement); in each case of this sentence, other than any such transaction that is effected on a pro rata basis in respect of all holders of Common Stock and/or Series A Preferred Stock at such time, shall require consent of a majority of the Registrable Securities held by the “disinterested” holders with respect to such transaction.

5.7 Successor Indemnification. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately prior to such transaction, whether in the Company’s bylaws, Certificate of Incorporation, or elsewhere, as the case may be.

5.8 Certain Consent Rights. So long as such Investor holds at least 50% of the shares of Registrable Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) held by such Investor as of the date hereof, without the written consent or affirmative vote of: (i) each of GPI and FP for all of the actions set forth in subsections (a) through (f) below and (ii) each of Neuberger, FT, TCV, TA Associates, WCP, and Cross Creek for the actions set forth in subsections (a), (c) and (d) below, the Company shall not, either directly or by amendment, merger, consolidation or otherwise:

(a) amend, modify, alter or repeal any provision of the Certificate of Incorporation or Bylaws in any manner that materially and adversely affects the rights and obligations of the New Investors disproportionately vis-a-vis any other class of capital stock;

(b) increase or decrease the authorized size of the Board;

(c) issue, sell or exchange, or reserve or set aside for issuance, sale or exchange (or agree to do any of the foregoing) any Equity Securities (i) that rank senior to the Common Stock as to dividends or distributions in accordance with the Certificate of Incorporation or (ii) to which voting rights of more than one vote per share of Common Stock or Common Stock equivalent attached;

(d) pay or declare any dividend or make distributions in respect of Company capital stock unless such transaction is effected on a pro rata basis in respect of all stockholders in accordance with their then-current ownership levels;

(e) enter into, or agree to enter into, any transaction or series of transactions which would constitute a Change of Control other than in accordance with Section 1.6 of the Voting Agreement; or

(f) consummate an initial public offering other than a Qualified Public Offering.

5.9 Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering.

6. General Transfer Restrictions. Other than in connection with an Exempt Transfer or an Approved Liquidity Event (as defined below), without Supermajority Board Approval (as defined below) no Senior Executive Stockholder may transfer any shares of Equity Securities, until the earlier of (i) an IPO or (ii) (x) in the case of shares of Equity Securities held by such Senior Executive Stockholder on the date hereof or Equity Securities acquired by a Senior Executive Stockholder pursuant to the exercise of options or other convertible Equity Securities held by such Senior Executive Stockholder on the date hereof, one (1) year from the date hereof and (y) in the case of any Equity Securities granted to or otherwise acquired by a Holder after the date hereof other than the foregoing, three (3) years from the date hereof (the “Lock Up Period”); provided, that following the Lock Up Period, Holders shall remain subject to the provisions of the A&R Right of First Refusal and Co-Sale Agreement, dated as of January 29, 2014, by and among the Company and the other signatories thereto (the “Co-Sale Agreement”) (including but not limited to Section 2 and Section 3 thereof) and Section 2.12 hereto. For purposes hereof, “Approved Liquidity Event” shall mean a Sale of the Company in accordance with the Voting Agreement or pursuant to Supermajority Board Approval for a liquidity event involving the Company or any Institutional Investor such as a private secondary sale, recapitalization and the like, excluding, in each case, the Second Sale (as defined in the Side Letter), or to the extent the Company receives Supermajority Board Approval for a general liquidity program for all employees. For purposes hereof, “Supermajority Board Approval” shall mean the approval of six (6) of nine directors (or 2/3 of the directors if there is a change in the size of the Board). Any transfers not made in compliance with this Section 6 shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Notwithstanding any of the foregoing, other than in connection with an Exempt Transfer or the Second Sale (as defined in the Side Letter) these transfer restrictions shall no longer be in effect in the event any Institutional Investor sells any Equity Securities outside of an Approved Liquidity Event.

7. Miscellaneous.

7.1 Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflicts of laws.

7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Cooley, LLP, 1333 2nd Street, Suite 400, Santa Monica, CA 90401-4100, Attention: C. Thomas Hopkins, Fax No.: (310) 496-3228, e-mail: thopkins@cooley.com. If notice is given to the Permira Investor, a copy (which shall not constitute notice) shall also be given to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Attention: Robert C. Schwenkel, Esq. Fax No.: (212) 859-4000, email: robert.schwenkel@friedfrank.com, and Brian T. Mangino, Esq,. Fax No.: (202) 639-7003, e-mail: brian.mangino@friedfrank.com. If notice is given to GPI, a copy (which shall not constitute notice) shall also be given to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attention: Joshua Korff, P.C., Fax No.: (212) 446-4900, email: joshua.korff@kirkland.com, and Kevin Crews, P.C., Fax No.: (214) 972-1771, email: kevin.crews@kirkland.com. If notice is given to FP, a copy (which shall not constitute notice) shall also be given to Paul Hastings LLP, 101 California, Forty-Eighth Floor, San Francisco, California 94111, Attention: Mike Kennedy, e-mail: mikekennedy@paulhastings.com, and Jeff Wolf, email: jeffwolf@paulhastings.com. If notice is given to a TCV Party, a copy (which shall not constitute notice) shall also be given to Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, Massachusetts, Attention: Kevin J. Sullivan, e-mail: kevin.sullivan@weil.com. If notice is given to TA Associates, a copy (which shall not constitute notice) shall also be given to Kirkland & Ellis LLP, 555 California Street, San Francisco, CA 94104, Attention: Sean Z. Kramer, Fax No.: (312) 862-2200, email: sean.kramer@kirkland.com.

7.6 Costs of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

7.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of a majority of the Registrable Securities then outstanding and (iii) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock held by the Investors (voting as a single class and on an as-converted basis); provided, that any amendment or waiver to Section 2 or Section 4 of this Agreement shall require the written consent of (w) the Company and ROFO Investors holding a majority of the shares of Common Stock and Series A Preferred Stock (on an as converted basis) held by all ROFO Investors at such time, (x) holders of at least 81% of the outstanding shares of Series A Preferred Stock, (y) so long as such Investor holds at least 1,192,739 shares of Registrable Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), holders of a majority of the Registrable Securities held by GPI and (z) so long as such Investor holds at least 1,789,109 shares of Registrable Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), holders of a majority of the Registrable Securities held by FP; provided, further, that any amendment or waiver to Section 3 or Section 5 of this Agreement shall require the written consent of each of GPI and FP; and provided, further, that any amendment or waiver to Section 1.39 or Section 6 of this Agreement shall require the written consent of the Senior Executive Stockholders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding (or ROFO Investor, as applicable), each future holder of all such Registrable Securities (or ROFO Investor, as applicable), and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor (or ROFO Investor, as applicable) without the written consent of such Investor (or ROFO Investor, as applicable), unless such amendment, termination or waiver applies to all Investors (or ROFO Investor, as applicable), in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all ROFO Investors in the same fashion if (i) such waiver does so by its terms and (ii) no ROFO Investor by agreement with the Company or otherwise purchases securities in such transaction). The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6.7 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.8 Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates or by accounts advised by the same investment advisor to such Affiliates at the time of purchase (or other permitted transferees) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.10 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.11 Transfers of Rights. Each Investor and ROFO Investor hereto hereby agrees that it will not, and may not assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by (a) such Investor to any person or entity to which Registrable Securities are transferred by such Investor, or (b) such Investor or ROFO Investor to any Affiliate of such Investor or ROFO Investor, as applicable, and, in each case, such transferee shall be deemed an “Investor” or “ROFO Investor”, as applicable, for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

7.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.13 Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may seek judicial relief to enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

7.14 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the State of California, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the rules of civil procedure in the State of California, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in a U.S. District Court for the Central District of California or any court of the State of California having subject matter jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEGALZOOM.COM, INC.

By:	/s/ Dan Wernikoff
Name:	Dan Wernikoff
Title:	Chief Executive Officer

Address:	101 North Brand Boulevard, 11th Floor Glendale, CA 91203

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

LUCASZOOM, LLC

By:	/s/ Dipan Patel
Name:	Dipan Patel
Title:	VP and Treasurer

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.

By:	Institutional Venture Management XIII, LLC, its General Partner

By:	/s/ Stephen J. Harrick
Name:	Stephen J. Harrick
Title:	General Partner

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

GPI CAPITAL GEMINI HOLDCO LP

By:	GPI GP LP, its general partner

By:	GPI GP Limited, its general partner

By:	/s/ Khai Ha
Name:	Khai Ha
Title:	Authorized Person

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

FPLZ I, L.P.

By:	Francisco Partners GP V, L.P., its General Partner

By:	Francisco Partners GP V Management, LLC, its General Partner

By:	/s/ Tom Ludwig
Name:	Tom Ludwig
Title:	Director

FPLZ II, L.P.

By:	Francisco Partners GP V, L.P., its General Partner

By:	Francisco Partners GP V Management, LLC, its General Partner

By:	/s/ Tom Ludwig
Name:	Tom Ludwig
Title:	Director

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

TCV IX, L.P.
a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management IX, L.P.
a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management IX, Ltd.
a Cayman Islands exempted company

TCV IX (A), L.P.
a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management IX, L.P.
a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management IX, Ltd.
a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton	By:	/s/ Frederic D. Fenton

Name:	Frederic D. Fenton	Name:	Frederic D. Fenton
Title:	Authorized Signatory	Title:	Authorized Signatory

TCV IX (B), L.P. a Cayman Islands exempted limited partnership, acting by its general partner Technology Crossover Management IX, L.P. a Cayman Islands exempted limited partnership,		TCV MEMBER FUND, L.P. a Cayman Islands exempted limited partnership, acting by its general partner Technology Crossover Management IX, Ltd. a Cayman Islands exempted company

acting by its general partner		By:	/s/ Frederic D. Fenton
Technology Crossover Management IX, Ltd.		Name:	Frederic D. Fenton
a Cayman Islands exempted company		Title:	Authorized Signatory

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

TCV IX (A) OPPORTUNITIES, L.P.
a Cayman Islands exempted limited
partnership, acting by its general partner

Technology Crossover Management IX,
L.P. a Cayman Islands exempted limited
partnership, acting by its general partner

Technology Crossover Management IX, Ltd.
a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

INVESTORS

Name	Address
LucasZoom, LLC	c/o Permira Advisers LLC 3000 Sand Hill Road Building 1, Suite 260 Menlo Park, CA 94025

Institutional Venture Partners XIII, L.P.	3000 Sand Hill Road Building 2, Suite 250 Menlo Park, CA 94025

Thomas Newby

Thomas Kelly

GPI Capital Gemini Holdco, LP	1345 Avenue of the Americas, 32nd Floor New York, NY 10105

FPLZ I, L.P. FPLZ II, L.P.	One Letterman Drive Building C—Suite 410 San Francisco, California 94129

Neuberger Berman Alternative Funds,
Neuberger Berman Long Short Fund

Neuberger Berman Equity Funds,
Neuberger Berman Guardian Fund

Neuberger Berman Equity Funds,
Neuberger Berman Focus Fund

NB All Cap Alpha Master Fund Ltd

Ask America, LLC

1290 Avenue of the Americas New York, NY 10104 Attention: Charles Kantor

Name	Address
Franklin Templeton	Franklin Strategic Series—Franklin Small Cap Growth Fund
Franklin Strategic Series – Franklin Growth Opportunities Fund and
Franklin Templeton Investment Funds –Franklin U.S. Opportunities Fund
One Franklin Parkway
San Mateo, CA 94403
Attention: Robert Stevenson and Kat Anderson

KPCB Holdings, Inc., as Nominee	2750 Sand Hill Road Menlo Park, CA 94025

TCV IX, L.P. TCV IX (A), L.P. TCV IX (B), L.P. TCV Member Fund, L.P. TCV IX (A) Opportunities, L.P.	c/o Technology Crossover Ventures 250 Middlefield Rd Menlo Park, CA 94025 Attention: General Counsel Email: legal@tcv.com Fax: (650) 614-8222

TA XII-A, L.P. TA XII-B, L.P. TA Investors XII, L.P.	C/O TA Associates Management, L.P. 64 Willow Place, Suite 100 Menlo Park, CA 94025 Attention: Jonathan Meeks and Ashu Agrawal Fax: 650.473.2235

WCP Holdings IV, L.P.	WCP Holdings IV, L.P. 400 Park Avenue, Suite 910 New York, NY 10022

Cross Creek Partners V, L.P. Cross Creek Capital II, L.P. Cross Creek Capital Partners IV, L.P.	Cross Creek Capital II, L.P. Cross Creek Capital Partners IV, L.P. Cross Creek Partners V, LP 505 South Wakara Way, Suite 215 Salt Lake City, UT 84108